April 25, 2001

Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana 70058

Ladies and Gentlemen:

We have been furnished with a copy of Form 10-Q of Superior Energy Services, Inc. for the three months ended March 31, 2001, and have read the Company's statements contained in Note 2 to the consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for depreciation for it's liftboat fleet from the straight-line method to the units-of-production method. The annual depreciation based on the utilization of each liftboat will not be less than 25 percent of annual straight-line depreciation and the cumulative depreciation based on the utilization of each liftboat will not be less than 50 percent of cumulative straight-line depreciation. Management states that the newly adopted accounting principle is preferable in the circumstances because it more accurately reflects the wear and tear of normal use and also the passage of time for the liftboat fleet. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any consolidated financial statements of Superior Energy Service, Inc. and subsidiaries as of any date or for any period subsequent to December 31, 2000, nor have we audited the information set forth in the aforementioned Note 2 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Superior Energy Service, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/S/ KPMG LLP